                                                                    EXHIBIT 99.1


                                             For more information contact
(TEXASGENCO LOGO)                            MEDIA:
                                             LETICIA LOWE
                                             Phone    713.207.7702
                                             INVESTORS:
                                             MARIANNE PAULSEN
                                             Phone    713.207.6500


FOR IMMEDIATE RELEASE                                                Page 1 of 2
--------------------------------------------------------------------------------


                 TEXAS GENCO REPORTS THIRD QUARTER 2004 RESULTS
                LOSS REFLECTS IMPAIRMENT CHARGE FOR PENDING SALE

         HOUSTON - OCTOBER 28, 2004 - Texas Genco Holdings, Inc. (NYSE: TGN), an 81 percent-owned subsidiary of CenterPoint Energy, Inc. (NYSE: CNP), today reported a net loss of $311 million, or $3.89 per share, for the third quarter of 2004, which includes an after-tax impairment charge of $426 million ($649 million pretax) related to the pending sale of the company's coal, lignite and gas-fired generation plants. As a result of the signing of the definitive agreement described below, and in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the company ceased depreciation on its coal, lignite and gas-fired generation plants at the time these assets were considered "held for sale". This resulted in a decrease in depreciation expense of $24 million after tax ($37 million pretax) for the quarter. In accordance with SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", the company also recorded a curtailment expense related to postretirement benefits of $11 million after tax ($17 million pretax), which is included in operations and maintenance expense. Excluding these sale-related impacts, net income for the third quarter of 2004 was $102 million, or $1.27 per share, compared to $82 million, or $1.03 per share, for the same period of 2003.

         For the nine months ended September 30, 2004, the company reported a net loss of $170 million, or $2.13 per share, including the sale-related impacts described above. Net income for the nine months ended September 30, 2003, was $204 million, or $2.55 per share, including a non-cash gain of $99 million ($1.24 per share) from the adoption of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations". Excluding the sale-related impacts, net income for the nine months ended September 30, 2004 was $243 million, or $3.03 per share, and income before the cumulative effect of an accounting change for the same period of 2003 was $105 million, or $1.31 per share.

          Excluding the pre-tax impacts related to the sale noted above, operating income for the third quarter of 2004 improved by $28 million from the prior year primarily due to higher wholesale electricity prices for baseload products and improved availability of baseload units.

         On July 21, 2004, CenterPoint Energy and Texas Genco announced a definitive agreement for GC Power Acquisition LLC, a newly formed entity owned in equal parts by affiliates of The Blackstone Group, Hellman & Friedman LLC,



                                     -more-

                                             For more information contact
(TEXASGENCO LOGO)                            MEDIA:
                                             LETICIA LOWE
                                             Phone    713.207.7702
                                             INVESTORS:
                                             MARIANNE PAULSEN
                                             Phone    713.207.6500


FOR IMMEDIATE RELEASE                                                Page 2 of 2
--------------------------------------------------------------------------------


Kohlberg Kravis Roberts & Co. L.P. and Texas Pacific Group, to acquire Texas Genco for approximately $3.65 billion in cash. The transaction, subject to certain regulatory approvals, will be accomplished in two steps. The first step, expected to be completed in the fourth quarter of 2004, involves Texas Genco's purchase of the 19 percent of its shares owned by the public for $47 per share, followed by GC Power Acquisition's purchase of a Texas Genco subsidiary that will then own Texas Genco's coal, lignite and gas-fired generation plants. In the second step of the transaction, expected to take place in the first quarter of 2005 following Nuclear Regulatory Commission approval, GC Power Acquisition will complete the acquisition of Texas Genco, the principal remaining asset of which will then be Texas Genco's interest in the South Texas Project nuclear facility.

         Texas Genco Holdings, Inc., based in Houston, Texas, is one of the largest wholesale electric power generating companies in the United States with over 14,000 megawatts of generation capacity, of which approximately 2,500 megawatts are currently in mothball status. It sells electric generation capacity, energy and ancillary services in one of the nation's largest power markets, the Electric Reliability Council of Texas (ERCOT). Texas Genco has one of the most diversified generation portfolios in Texas, using natural gas, oil, coal, lignite, and uranium fuels. The company owns and operates 60 generating units at 11 electric power-generating facilities and owns a 30.8 percent interest in a nuclear generating plant. Texas Genco currently is a majority-owned subsidiary of CenterPoint Energy, Inc. For more information, visit our web site at www.txgenco.com.

         This news release includes forward-looking statements. Actual events and results may differ materially from those projected. The statements in this news release regarding future financial performance and results of operations and other statements that are not historical facts are forward-looking statements. Factors that could affect actual results include the timing and impact of future regulatory and legislative decisions, successful consummation and timing of the sale of Texas Genco, effects of competition, weather variations, changes in Texas Genco's business plans, financial market conditions, the timing and extent of changes in commodity prices, particularly natural gas, the impact of unplanned plant outages and other factors discussed in Texas Genco's Form 10-K for the period ended December 31, 2003, Form 10-Qs for the periods ended March 31, 2004 and June 30, 2004 and other filings with the Securities and Exchange Commission.



                                    - # # # -

                           Texas Genco Holdings, Inc.
                      Statements of Consolidated Operations
                             (Thousands of Dollars)
                                   (Unaudited)


                                                                   Quarter Ended September 30,      Nine Months Ended September 30,
                                                                  ------------------------------    ------------------------------
                                                                       2004            2003             2004              2003
                                                                  -------------    -------------    -------------    -------------
Revenues                                                          $     637,885    $     657,363    $   1,629,732    $   1,594,461
                                                                  -------------    -------------    -------------    -------------
Expenses:
    Fuel                                                                315,644          365,913          765,951          923,220
    Purchased power                                                      17,506           20,259           43,874           55,227
    Operation and maintenance                                           118,914          100,353          319,113          311,004
    Depreciation and amortization                                         4,355           40,778           85,331          119,248
    Taxes other than income taxes                                         8,721            5,084           33,099           27,858
    Write-down of assets                                                649,000               --          649,000               --
                                                                  -------------    -------------    -------------    -------------
       Total                                                          1,114,140          532,387        1,896,368        1,436,557
                                                                  -------------    -------------    -------------    -------------
Operating Income (Loss)                                                (476,255)         124,976         (266,636)         157,904

Other Income                                                                908              489            2,963            1,778
Interest Expense                                                             --           (1,298)            (140)          (6,923)
                                                                  -------------    -------------    -------------    -------------

Income (Loss) Before Income Taxes and Cumulative Effect of
  Accounting Change                                                    (475,347)         124,167         (263,813)         152,759

Income Tax Benefit (Expense)                                            164,088          (41,761)          93,562          (47,942)
                                                                  -------------    -------------    -------------    -------------
Income (Loss) Before Cumulative Effect of Accounting Change            (311,259)          82,406         (170,251)         104,817

Cumulative Effect of Accounting Change, net of tax                           --               --               --           98,910

                                                                  -------------    -------------    -------------    -------------
Net Income (Loss)                                                 $    (311,259)   $      82,406    $    (170,251)   $     203,727
                                                                  =============    =============    =============    =============



Basic and Diluted Earnings Per Common Share:
    Income (Loss) Before Cumulative Effect of Accounting Change   $       (3.89)   $        1.03    $       (2.13)   $        1.31
    Cumulative Effect of Accounting Change, net of tax                       --               --               --             1.24
                                                                  -------------    -------------    -------------    -------------
    Net Income (Loss)                                             $       (3.89)   $        1.03    $       (2.13)   $        2.55
                                                                  =============    =============    =============    =============

Dividends Declared per Common Share                               $        0.25    $        0.25    $        0.75    $        0.75

Weighted Average Common Shares Outstanding (000):
    - Basic                                                              80,000           80,000           80,000           80,000
    - Diluted                                                            80,000           80,000           80,000           80,000

Capital Expenditures                                              $      12,489    $      32,151    $      49,571    $     109,847

Operating Data:
    Sales (MWH)                                                      13,476,047       14,533,513       36,159,200       36,327,349
    Generation (MWH)                                                 13,036,825       13,416,037       34,728,241       34,488,421



     Reference is made to the Notes to the Consolidated Financial Statements contained in the Annual Report on Form 10-K of Texas Genco Holdings, Inc.